EXHIBIT 99

                                775 Corporate Woods Parkway
                                Vernon Hills, Illinois  60061-3112
                                (708) 215-4500
                                Fax (708) 634-8823


  SCOTSMAN
  ----------------------------------------------------------------------
  INDUSTRIES

                                               Contact:  Don Holmes, CFO
                                                         708-215-4600



         SCOTSMAN INDUSTRIES REPORTS STRONG EARNINGS GAIN IN 1993;
           NET INCOME UP 16 PERCENT -- EARNINGS PER SHARE $1.06



  Vernon  Hills, IL,  February 18,  1994   -- Scotsman  Industries, Inc.

  (NYSE: SCT) today  reported 1993 net income of $7.4  million, a record

  $1.06 per share, up 16 percent from 1992 earnings, on  sales of $164.0 million.  The results compare  to 1992 net income of $6.4  million, or

  $.90 per share, on sales of $168.7 million.

       For the fourth quarter  of 1993, Scotsman reported net  income of

  $209,000, or $.03 per share, on sales of $32.1 million.   For the same

  quarter in 1992, the company lost $97,000, or $.01 per share, on sales of  $32.2 million.  The fourth quarter is traditionally a down quarter for  Scotsman, primarily due to  the seasonality of  the company's ice machine businesses.

       Richard  C.  Osborne,  Scotsman  chairman,  president  and  chief executive officer,  said, "1993  results reflect the  initial benefits from several  recent strategic actions, including  our acquisitions of

  Crystal Tips and Simag, our exclusive marketing agreement for




  the  Howe  flaker product  line,  and  the restructuring  of  European operations during the year.  We are pleased  to report record earnings per share despite the  deep recession in Western European  markets and the effects of a substantial devaluation of the Italian lira."

       He  noted  that full  year sales  of  $164 million  were impacted approximately  $12 million when compared to 1992 due to translation of the  sales of the Company's  Italian businesses at  weaker lira rates.

  Fiscal year  1993 sales of  continuing businesses (excluding  the 1992 sales of the  Glenco-Star operation which  was divested in  September,

  1992),  using constant  foreign  exchange rates,  were  up 12  percent compared to 1992.

       Worldwide ice machine sales for the year increased 6 percent, and excluding changes in foreign  exchange rates, were up 14  percent over the  prior year.  Domestic  ice machine sales  increased strongly as a result of the improving domestic market, the January, 1993 addition of the Howe flaker product line and the full  year effect of sales of the products of Crystal Tips, which was acquired in April, 1992.  Although

  Western  European markets  remain  very weak,  the Company's  European operations  posted  increased  sales,  largely due  to  sales  of  the products of Simag, the Italian ice machine






  business  acquired in  January, 1993,  and, to  a lesser  extent, from

  continuing growth  in exports to  the Far East.   Sales of  soft drink

  dispensing equipment were equal to the record 1992 level.

       Operating profit  margins increased significantly  from the prior year,  reflecting  ongoing cost  reduction  efforts  and partial  year

  benefits  from  the restructuring  of  European  operations.   Reduced

  interest  expense,  the  result  of  lower  average  debt  levels  and favorable rates, also contributed to the increase in net income.

       Osborne continued, "The  recently announced  acquisitions of  The

  Delfield Company and Whitlenge  Drink Equipment, Limited are scheduled

  to  be completed  early in  the  second quarter  of 1994.   These  two

  companies provide  an excellent  fit with Scotsman's  core businesses.

  The  two combined had in excess of  $100 million in sales in 1993, and we believe both have solid growth potential."

       "We also expect to realize additional  benefits from the previous acquisitions we have made, including overhead cost reductions from the

  consolidation  of  the  Crystal   Tips  and  Booth,  Inc.  operations,

  scheduled to be completed in the first half of






  1994.  Additionally, we  believe we are extremely well  positioned for and  expect to gain  from a Western European  market rebound when that begins to materialize.  We are excited about our opportunities for the future  and the  potential for  increased value  we can  bring to  our customers, shareholders and employees," Osborne concluded.

       Scotsman   Industries,  Inc.   is  a   leading   manufacturer  of

  refrigeration   products   primarily   serving   the   food   service,

  hospitality,  beverage,  bakery and  health  care  industries, with  a secondary focus on luxury appliances for the consumer market.









                         Scotsman Industries, Inc.
                 Condensed Statement of Income (Unaudited)
               (Dollars in thousands, except per share data)



                               FOR THE THREE MONTHS ENDED
                      -----------------------------------------
                       Jan. 2,     % of        Jan. 3,     % of
                        1994       Sales         1993      Sales
                      --------     -----       --------    -----
  Net sales           $32,123                  $32,206

  Cost of sales        23,168                   24,332
                      --------                 --------
  Gross profit          8,955      28%           7,874     24%

  Selling and
    administrative
    expenses            7,569                    6,900
                      --------                 --------
  Income from
    operations          1,386       4%             974      3%

  Interest expense,
    net                   907                    1,019
                      --------                 --------
  Income (loss)
    before income
    taxes                 479       1%             (45)     0%

  Income taxes            270                       52
                      --------                 --------
  Net income (loss)   $   209       1%         $   (97)     0%
                      ========                 ========
  Net income (loss)
   per share(i)       $  0.03                  $ (0.01)
                      ========                 ========


  (i) The calculation of net income per share was based on 7,006,668 weighted average shares of the Company's common stock for the three months ended January 2, 1994, and on 7,066,294 shares for the three months ended January 3, 1993. The net income per share calculation does not reflect the dilutive effect of stock options outstanding as the dilutive effect is immaterial.



                         Scotsman Industries, Inc.
                  Condensed Statement of Income (Audited)
               (Dollars in thousands, except per share data)

                             FOR THE TWELVE MONTHS ENDED
                      -----------------------------------------
                       Jan. 2,     % of         Jan. 3,    % of
                        1994       Sales         1993      Sales
                      --------     -----       --------    -----
  Net sales           $163,952                 $168,674

  Cost of sales        114,472                  122,226
                      --------                 --------
  Gross profit          49,480     30%           46,448    28%

  Selling and
    administrative
    expenses            31,874                   31,588
                      --------                 --------
  Income from
    operations          17,606     11%           14,860     9%

  Interest expense,
    net                  4,235                    4,675
                      --------                 --------
  Income before
    income taxes        13,371      8%           10,185     6%

  Income taxes(i)        5,989                    3,793
                      --------                 --------
  Net income before
    cumulative effect
    of accounting
    changes           $  7,382      5%         $  6,392     4%

  Cumulative effect
    of accounting
    changes(ii)             29                        -
                      --------                 --------
  Net income          $  7,411      5%         $  6,392     4%
                      ========                 ========
  Income per Share:

  Income before
    cumulative effect
    of accounting
    changes           $   1.06                 $   0.90

  Cumulative effect
    of accounting
    changes                  -                        -
                      --------                 --------
  Net income
   per share (iii)    $   1.06                 $   0.90
                      ========                 =========


  (i) The effective income tax rate increased from 37% to 45% for the fiscal year ended January 2, 1994 compared to the prior year. This was due primarily to the implementation of a change in accounting for income taxes in the first quarter of 1993. Certain tax credits realized in the fiscal year ended January 3, 1993 arising from a prior reorganization of an Italian subsidiary are now recognized as part of the one-time cumulative adjustment to deferred taxes (see note ii) and are recorded separately as such in the income statement for the fiscal year ended January 2, 1994.

  (ii) Changes in accounting principles related to post-retirement health care, post-employment expenses and income taxes were implemented in the first quarter of 1993. The cumulative effect of these accounting changes was as follows:

            Unfavorable cumulative effect of accounting change due to post-retirement health care benefits (in thousands) of $(1,660) pre-tax and $(1,029) after-tax.

            Unfavorable cumulative effect of accounting change due to other post-employment benefits (in thousands) of $(508) pre-tax and $(243) after-tax.

            Favorable  cumulative  effect   of  accounting   change
            relating to income taxes (in thousands) of $1,301.

  (iii) The calculation of net income per share was based on 7,000,651 weighted average shares of the Company's common stock for the fiscal year ended January 2, 1994 and on 7,096,976 shares for the fiscal year ended January 3, 1993. The net income per share calculation does not reflect the dilutive effect of stock options outstanding as the dilutive effect is immaterial.

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